EX-99.B-77G

              WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

     SUB-ITEM 77G(a):  Defaults on senior securities

     1.   Myrtle Creek Oregon Building Authority

     $3,000,000   8.000%   Myrtle Creek Golf Course Project Revenue Bonds
     due 6/1/21
     CUSIP 628599AA0
     This is a monetary default
     Default date is June 30, 1999
     Amount of default per $1,000 face amount is $227
     Total amount of default is $680,000

     2.   South Carolina Jobs Economic Development Authority

     $4,000,000 8.000% Solid Waste Recycling Santee River Revenue Bonds due 12/01/14
     CUSIP 837042AB6
     This is a monetary default
     Default date is December 30, 2000
     Amount of default per $1,000 face amount is $107
     Total amount of default is $426,667

     $2,460,000 9.000% Solid Waste Recycling Ser B Revenue Bonds due 12/01/11
     CUSIP 837042AD2
     This is a monetary default
     Default date is December 30, 2000
     Amount of default per $1,000 face amount is $120
     Total amount of default is $295,200

     3.   Upper Cumberland Tennessee Gas Utility

     $1,400,000   7.000%   Gas Systems Revenue Bonds
     due 3/1/16
     CUSIP 915627AL7
     This is a monetary default
     Default date is September 30, 2000
     Amount of default per $1,000 face amount is $111
     Total amount of default is $155,167